Exhibit 4

[__], 20[ ]

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, NY 10036

Attention: [                ]

Telephone: [                ]

Email: [                 ]

Re: Sale Under Rule 144 Pursuant to Rule 10b5-1 Plan

Ladies and Gentlemen:

This agreement dated as of [__], 20[ ] (this “Agreement”) between Rockwell Automation, Inc. (the “Client”) and BofA Securities, Inc. (“Broker”), acting as sales agent for the Client, is intended to create a written trading plan (subject to the terms and conditions of this Agreement, the “Plan”) pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the periodic sale of shares of common stock (the “Shares”) of PTC Inc. (the “Issuer”) pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

1. Commencing on [__________] (the “Start Date”), Broker is authorized to use its good faith and commercially reasonable efforts to sell on the Client’s behalf as a “limit, not held” order the Shares as specified in Schedule I attached hereto, or if that date is not a trading day, on the immediately following trading day [; provided that, in no event shall the number of Shares sold hereunder exceed [__________] (the “Maximum Amount”)]. When the terms and conditions for sale set forth in this Agreement have been met, Broker is not required to execute sales immediately and may use its discretion to work the sale of Shares on each trading day as a “not held” order, using its brokerage judgment as to the timing, price and amount of sales, subject to the limits set forth in this Agreement. If in Broker’s judgment market conditions will not permit the sale of the Shares pursuant to the terms specified in Schedule I, or if that amount would exceed any of the limits set forth in this Agreement, Broker shall sell such lesser amount, if any, it deems practicable. Any portion of the Shares not sold will be carried forward until the Broker determines that all or part of the unsold portion can be sold under the then prevailing market conditions and subject to those limits, until all of the unsold portion has been sold.

Any [Maximum Amounts], price limits or other terms and conditions for sale set forth in this Agreement may be adjusted proportionally to reflect any stock split, stock dividend, spin-off or other reorganization, recapitalization or comparable transaction affecting the capital stock of the Issuer. Any price limits stated in this Agreement shall be applied before giving effect to any commissions, transaction fees or other charges or any taxes or other amounts withheld. Broker may act, in its sole discretion, as broker or as principal (including, if Broker is a market-maker in the Issuer common stock at the time that any sale is to be made under this Agreement, in its market-making capacity), and Broker will be entitled to its ordinary and customary brokerage commission of $[__________] per Share plus any applicable exchange fees and similar charges, unless the parties have otherwise agreed in writing. The net proceeds of the sales will be credited to the Client’s account with Broker, and, unless specifically provided otherwise in writing to the contrary, all sales under this Agreement will be subject to the terms and conditions of the Client’s customer agreement with Broker.

2. The time period beginning on and including the date sales are to first be made under this Agreement to and including the date of the termination of this Agreement is referred to herein as the “Plan Period.” This Agreement shall terminate on the earlier of: (a) [__________], [(b) the sale of any Maximum Amount under this Agreement;] (c) the date the Client notifies Broker in writing of the public announcement of (i) a tender or exchange offer for Shares by the Issuer or any other person or (ii) a merger, acquisition, reorganization, recapitalization or comparable transaction as a result of which Issuer common stock is to be exchanged or converted into shares of another company; (d) the date on which Broker becomes aware of the commencement or impending commencement of any voluntary or involuntary proceedings in respect of or triggered by the Client’s bankruptcy or insolvency; or (e), in accordance with paragraph 3 of this Agreement, the date (such date, the “Optional Termination Date”) on which either party to this Agreement delivers to the other party written notice of termination.

3. The Client acknowledges and agrees that any amendment, modification, waiver or termination of this Agreement or the Plan, including without limitation any designation by the Client of an Optional Termination Date, must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which the Client is aware of any material nonpublic information concerning the Issuer or the Shares.

4. If the Client indicates on the signature page of this Agreement that it is not, and has not been, at any time during the three months ending on the date hereof, an “affiliate” of the Issuer, the Client agrees to deliver or cause to be delivered to Broker, prior to the commencement of the Plan Period, a number of Shares equal to [the Maximum Amount.]

5. Subject to the limits in this Agreement, Broker shall have full discretion with respect to the execution of all sales, and the Client will not exercise any subsequent influence over how, when, or whether to effect sales; provided, however, that in acting under this Agreement Broker will be an independent contractor or the Client’s broker; Broker will not be the Client’s trustee or fiduciary. It is the intent of the parties that this Agreement and the Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c) and the Client shall take no action that results in this transaction not so complying with such requirements. During the term of this Agreement, Broker agrees that no person who exercises influence on its behalf over whether, when or how sales of Shares are made under the Plan will do so while in possession of material nonpublic information relating to the Shares or the Issuer.

6. During the term of this Agreement, the Client agrees that neither it nor its officers or employees will disclose any material nonpublic information about the Shares or the Issuer, or otherwise discuss or correspond regarding the Shares, the Issuer, this Agreement or the Plan, to or with Broker’s officers and employees who are directly responsible for making investment decisions on behalf of the Broker to execute sales of Shares in connection with this Agreement.

7. The Client represents and warrants to Broker that it has fully paid for the Shares and has a holding period of at least (i) one year from the date of acquisition, or (ii) six months from the date of acquisition; provided that, it has confirmed that the Issuer is, and has been for a period of at least 90 days immediately before the date hereof, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date hereof (or for such shorter period that the Issuer was required to file such reports), other than Form 8-K reports.

8. If the Client indicates on the signature page of this Agreement that it is not, and has not been, at any time during the three months ending on the date hereof, an “affiliate” of the Issuer, the Client agrees to notify Broker promptly in writing if, at any time during the Plan Period, it becomes an “affiliate” of the Issuer.

9. If the Client indicates on the signature page of this Agreement that it may be an “affiliate” of the Issuer, the Client has delivered to Broker a presigned Form 144 and other forms required in Exhibit A, and the Client hereby authorizes Broker and appoints Broker as the Client’s attorney-in-fact to complete the forms on its behalf, or to complete and sign on its behalf blank forms, and submit them to the Securities and Exchange Commission and the principal stock exchange for the Shares, if applicable, or the Issuer, as the case may be.

10. If the Client indicates on the signature page of this Agreement that it may be an “affiliate” of the Issuer, the Client agrees that in anticipation of or in connection with sales of any Shares that are to be sold under Rule 144, it will not directly or indirectly solicit or arrange for the solicitation of orders to buy the Shares. The Client also agrees that it will not make or cause to be made any sale of Issuer securities outside of this Agreement if such sale, because of the volume limits of Rule 144, would preclude a sale that otherwise would be made pursuant to this Agreement. In addition, the Client acknowledges and understands that if it makes any sales of, or other transactions in, the Shares outside of this Agreement that has the effect of reducing the number of Shares that may be sold under this Agreement because of the volume limitations of Rule 144(e), the Plan may be deemed to be amended, so that any such sales or transactions must be executed subject to the restrictions set forth in paragraph 3 of this Agreement.

11. If the Client indicates on the signature page of this Agreement that it may be an “affiliate” of the Issuer, the Client represents and warrants that in the three month period preceding the date of this Agreement, neither the Client nor any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2) under the Securities Act) has, without the written consent of Broker, sold or loaned any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares, and the Client agrees that until the termination of this Agreement it will give Broker prompt written notice of all such sales, loans or hedges that occur on or after the Start Date, and that all such sales, loans or hedges shall be subject to paragraph 10 of this Agreement[, except [__________] Shares of the Shares in the following transactions: [___________]].

12. If the Client indicates on the signature page of this Agreement that it may be an “affiliate” of the Issuer, the Client has delivered, or caused to be delivered, the representation and agreement letters attached hereto as Exhibit A, including a sellers representation letter and a letter executed by the Issuer confirming that all Broker will need to submit to the Issuer in connection with sales of Shares under this Agreement is customary confirmation that the sales were made in compliance with the volume limitation, manner of sale and notice filing requirements of Rule 144, and that upon receipt of such confirmation from Broker the Issuer will immediately instruct its transfer agent to process the transfer of the Shares and issue a new certificate to the purchaser, without any restrictive legend concerning resale.

13. For all sales under this Agreement, Broker’s only responsibilities under this Agreement are to make the sales in accordance with the terms of this Agreement and in compliance with the volume limitation and manner of sale requirements of Rule 144, with Broker entitled to assume for the purposes of the volume limitation and manner of sale requirements of Rule 144 that the Client has not independently sold Shares during the relevant period, and comply with its obligations under this Agreement, including to provide the information prescribed herein. Broker has no obligation with respect to whether this Agreement meets the provisions of Rule 10b5-1. The Client shall reimburse Broker or any of its affiliates and their directors, officers, employees or agents (collectively, “Indemnified Persons”) for its legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith promptly and shall indemnify and holds harmless Indemnified Persons from and against any losses, claims, damages, expenses and liabilities to which any Indemnified Person may become liable arising out of or relating to (a) this Agreement, (b) any assertion that this Agreement does not satisfy Rule 10b5-1 or that any of the sales made pursuant to this Agreement constitute violations by the Client of Rule 10b-5, Rule 14e-3 of the Exchange Act, or any other federal, state or foreign securities laws or regulations prohibiting trading while aware of material nonpublic information, or (c) any related regulatory investigation or inquiry, except to the extent that any losses, claims, damages, expenses or liabilities incurred by Indemnified Persons result from the gross negligence, willful misconduct or bad faith of Indemnified Persons or a breach by Broker of any of its covenants or obligations hereunder. Notwithstanding the foregoing, the Client shall have no liability for any special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen. This paragraph shall survive any termination of this Agreement.

14. In connection with its acceptance of this Agreement, the Client represents, warrants and agrees that:

a. it is not entering into this Agreement “on the basis of” (as defined in Rule 10b5-1(c) of the Exchange Act) material nonpublic information regarding the Shares or the Issuer;

b. it is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or any other provision of any federal, state or foreign securities laws or regulations;

c. The Issuer’s equity securities are not currently subject to a pension fund blackout period, and it is not presently aware of the actual or approximate beginning or ending dates of any pension fund blackout period regarding such securities;

d. The sales (i) will not violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to the Client or its affiliates; (ii) will not conflict with or exceed the authority granted under the resolutions of the board of directors of the Client authorizing this Agreement or the consummation of the Plan, and (iii) are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Client or its affiliates;

e. For all sales under this Agreement, Client acknowledges the rules and restrictions set forth in the Exchange Act and that it has full responsibility for, and Broker shall have no liability or obligations with respect to, compliance with (i) any reporting requirements under Sections 13 or 16 of the Exchange Act, (ii) the short-swing profit recovery provisions under Section 16 of the Exchange Act, and (iii) any state or foreign securities laws or regulations concerning trading while aware of material nonpublic information;

f. It is aware that by granting Broker discretion to work the sales of the Shares as “not held” orders, (i) Broker may trade at the same price or a better price than that prescribed for sales pursuant to this Agreement and (ii) it is possible that Shares might not be sold notwithstanding the satisfaction of all the conditions set forth in this Agreement for their sale;

g. It is aware that in order for this Agreement to constitute a plan pursuant to Rule 10b5-1(c), it must not enter into or alter a corresponding or hedging transaction with respect to the Issuer common stock to be sold under this Agreement; and

h. It is not relying, and has not relied, upon Broker or any affiliate of Broker with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own independent analyses of the legal, accounting, tax and other implications hereof.

15. For all sales under this Agreement, Broker agrees to provide the Client with reports of all sales made pursuant to this Agreement, on the day of the execution of any sales under this Agreement. In addition, Broker is authorized to provide the Issuer with a copy of all confirmations that are sent to the Client regarding transactions executed pursuant to this Agreement. Such reports and confirmations may be in the form of electronic mail, facsimile or other written correspondence. The reports and confirmations sent to the Issuer are to be sent to the attention of: [__________] (Email:_________) or such other person as the Issuer may direct in writing from time to time. Reports and confirmations that are sent in the form of electronic mail shall be deemed received at the time at which they are sent; provided that they are sent to the email address(es) as set forth in this Agreement or as the Client may otherwise direct in writing from time to time.

16. Except as otherwise provided herein, any notice required or permitted by this Agreement will be deemed sufficient if in writing and if actually delivered or sent by certified mail (postage prepaid and return receipt requested), recognized courier service or facsimile (with confirmation receipt) addressed:

(a)	If to the Client, to:

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

Attention: ______________

Telephone: ______________

E-mail: ______________

With a copy to:

Telephone: ______________

E-mail: ______________

(b)	If to Broker, to:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attention: [                ]

Telephone: [                ]

Email: [                ]

With a copy to:

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attention: Robert Stewart, Assistant General Counsel

Telephone: 646-855-0711

Email: rstewart4@bofa.com

17. This Agreement will be binding upon, and inure to the benefit of, the Client and its successors and permitted assigns and Broker and its successors and permitted assigns. Neither Broker nor the Client may assign this Agreement without the written consent of the other, and any attempted assignment without consent shall be void; provided, however, that notwithstanding anything herein to the contrary, Broker may assign this Agreement to an affiliate of Broker without obtaining prior consent, written or otherwise.

18. The parties acknowledge and agree that this Agreement is a “securities contract” as such term is defined in Section 741(7) of Title 11 of the United States Code (or any successor section), entitled to all of the protections given such contracts under that Title.

19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflict of laws). This Agreement represents the entire agreement and understanding between the parties concerning the matters set forth herein and supersedes all prior statements and agreements with respect thereto. This Agreement may be amended or modified only by a writing signed by both Broker and the Client at a time when neither the Client or its officers or employees, nor Broker’s officers or employees who are involved with the amendment or modification are aware of any material nonpublic information regarding the Issuer. No amendment or modification may take effect earlier than thirty days after the date of such amendment or modification.

20. In the event that Broker becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Broker of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that Broker or any BHC Act Affiliate of Broker becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against Broker are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. For purposes of this paragraph, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2, 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signatures appear on following page]

Please confirm that the foregoing is in accordance with your understanding by signing the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Representation about status as an “affiliate,” as defined in Rule 144(a)(1) of the Securities Act:

_____ the Client represents to Broker that, as of the date of the Agreement, it is not, and has not been, at any time during the three months ending on the date hereof, an affiliate of the Issuer.

_____ the Client represents to Broker that it may be an affiliate of the Issuer.

Agreed as of the date first set forth above:

ROCKWELL AUTOMATION, INC.

By:
Name:
Title:

BOFA SECURITIES, INC.

By: _______________________________

Name: ____________________________

Title: